Exhibit (a)(1)(H)

(U.S.)

ELECTRONIC ARTS INC.

RESTRICTED STOCK AWARD

2000 EQUITY INCENTIVE PLAN

Participant Name:	Employee #:
Address:	Award #:
City, State Country Zip:	Class:
Location:

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above a Restricted Stock Award (the “Award”) under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), consisting of a certain number of shares of Company common stock (the “Shares”), as listed below, subject to certain restrictions (the “Restricted Shares”). The Award is subject to all of the terms and conditions set forth herein, in the attached Appendix A and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Number of Restricted Shares:	###
Date of Award:	mm/dd/yy
Vesting Start Date:	08/01//06

Vesting Schedule: [If 2-year vesting: Fifty percent (50%) of the Restricted Shares shall vest on each of the first and second anniversaries of the Vesting Start Date, respectively,] [If 3-year vesting: Twenty-five percent (25%) of the Restricted Shares shall vest on the first and second anniversary of the Vesting Start Date, respectively, and the remaining fifty percent (50%) of the Restricted Shares shall vest on the third anniversary of the Vesting Start Date,] [If 4-year vesting: Twenty-five percent (25%) of the Restricted Shares shall vest on each of the first, second, third and fourth anniversaries of the Vesting Start Date, respectively,] provided Participant remains continuously employed by the Company or a Subsidiary throughout each vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President and General Counsel

ACCEPTANCE:

By accepting this Award, Participant hereby acknowledges that a copy of the Plan and a copy of the Plan prospectus, as amended, are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan, the Award and Appendix A. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award electronically pursuant to the online acceptance procedure established by the Company within thirty (30) days, otherwise the Company may, at its discretion, rescind the Award in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK AWARD

(U.S. EMPLOYEES)

1. Award. Electronic Arts Inc. (the “Company”) grants to Participant shares of Company common stock (“Shares”), subject to certain restrictions (the “Restricted Shares”) and on the terms and conditions contained in this Restricted Stock Award (“Award”) and the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2. Custody of Restricted Shares. The Restricted Shares shall be issued by the Company and registered in Participant’s name on the stock transfer books of the Company. Such Restricted Shares shall remain in the physical custody of the Company or its designee at all times until the expiration of the vesting dates as specified in the vesting schedule, above.

3. Shareholder Rights. Subject to the terms and restrictions of this Award, Participant shall have all the rights and privileges of a shareholder of the Company while the Restricted Shares are subject to stop-transfer instructions, or otherwise held by the Company or its designee, including the right to vote and to receive dividends (if any).

4. Vesting of Restricted Shares.

(a) In General. Provided Participant remains continuously employed by the Company or a Subsidiary, the Restricted Shares shall vest according to the vesting schedule, above. For purposes of facilitating the enforcement of the provisions of this section, the Company may issue stop-transfer instructions on the Restricted Shares to the Company’s transfer agent, or otherwise hold the Restricted Shares, until the Restricted Shares have vested and Participant has satisfied all applicable obligations with respect to the Restricted Shares, including any applicable tax withholding obligations set forth in section 12 below. Once Participant has satisfied such obligations, Participant is free to sell or otherwise dispose of the Shares. Any new, substituted or additional securities or other property which is issued or distributed with respect to the unvested Restricted Shares shall be subject to the same terms and conditions as are applicable to the unvested Restricted Shares under this Award and the Plan.

(b) Acceleration of Vesting. The Award was granted in connection with the Company’s Offer to Exchange Restricted Stock or Restricted Stock Units for Certain Outstanding Stock Options, as set forth in an exhibit to the Company’s Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on or about August 16, 2006 (the “Exchange Offer”). Pursuant to the Exchange Offer, the Company granted to certain participants therein awards consisting of restricted stock units (the “RSU Awards”). If, in connection with a transaction described in Section 19 of the Plan, a successor corporation refuses to assume the RSU Awards or to substitute equivalent awards in replacement of the RSU Awards, as a result of which the vesting of the RSU Awards is accelerated in accordance with Section 19 of the Plan upon terms and conditions determined by the Committee, then the vesting of the Restricted Shares shall be similarly accelerated.

5. Fractional Restricted Shares. In the event Participant vests in a Fractional Portion of a Restricted Share (a “Fractional Portion”), such Fractional Portion shall be added to a subsequent Fractional Portion to equal a whole vested Share.

6. Purchase Price. The purchase price of the Restricted Shares shall be $0.00.

7. Restriction on Transfer. Except as permitted by applicable law, Restricted Shares which have not vested pursuant to section 4 above, shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

8. Termination of Employment.

(a) Forfeiture of Unvested Restricted Shares Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and Restricted Shares are not yet fully vested as of the date of Termination, then the unvested Restricted Shares shall be forfeited immediately without consideration upon such Termination.

(b) Termination of Employment Due to Death or Disability. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability after the first anniversary of the Vesting Start Date, a pro-rata portion of the Restricted Shares will vest on the Termination date (as described below). If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability, before the first anniversary of the Vesting Start Date, all unvested Restricted Shares shall be immediately forfeited without consideration. In determining the pro-rata portion of the Restricted Shares that are to be vested on the Termination date, the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Vesting Start Date under the following formula:

Number of Restricted Shares scheduled to vest on the next anniversary of the Vesting Start Date	multiplied by	[Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Vesting Start Date] divided by 12

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Restricted Shares shall be in whole Shares only and will be binding on the Participant.

9. Forfeiture of Pro-Rata Portion of Restricted Shares Upon Cessation of Full-Time Employment Status. Except as provided in this section, the Restricted Shares shall be forfeited in part, if Participant ceases to be a full-time employee, but remains an employee of the Company or Subsidiary. If the Participant ceases to be a full-time employee for any reason other than Disability but remains an employee of the Company or Subsidiary, the number of Restricted Shares shall be reduced by the result of the following formula:

Total number of unvested Restricted Shares	multiplied by

[[X minus Y] divided by X]

Where X equals the number of hours in Participant’s

regularly-scheduled workweek prior to ceasing to be a

full-time employee, and Y equals the number of hours

in Participant’s regularly-scheduled workweek after

ceasing to be a full-time employee.

Unless otherwise determined by the Committee or required by local law, a Participant shall be deemed to be a “full-time” employee if Participant works not less than 40 hours per week or such other number of minimum hours per workweek then considered by the Company in its sole discretion to be “full-time”. The Restricted Shares shall continue to vest as set forth in this Award, provided the Participant is continuously employed by the Company or Subsidiary during the relevant vesting period. If Participant later returns to a full-time employee status, the forfeited Restricted Shares shall not be reinstated.

10. Section 83(b)

(a) Taxation of U.S. Taxpayers. Participant understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Restricted Shares, if anything, and the Fair Market Value of the Shares as of the date on which the Restricted Shares are “substantially vested,” within the meaning of Section 83. In this context, the Restricted Shares are “substantially vested” when they either have become transferable or have ceased to be subject to forfeiture upon termination of employment (other than a termination due to death or Disability). Participant understands that a U.S. taxpayer may elect to have his or her taxable income determined at the time he or she acquires the Shares, rather than when and as the Restricted Shares become substantially vested, by filing an election under Section 83(b) of the Code with the Internal Revenue Service (a “Section 83(b) Election”) no later than thirty (30) days after the date of acquisition of the Restricted Shares. Participant understands that failure to make a timely filing of a Section 83(b) Election will result in recognition of ordinary income, as the Restricted Shares become substantially vested, on the difference between the purchase price, if anything, and the Fair Market Value of the Shares at the time they become substantially vested. Participant further understands, however, that if Restricted Shares with respect to which a Section 83(b) Election has been made are forfeited to the Company, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the taxpayer for the forfeited Restricted Shares over the amount realized (if any) upon their forfeiture. If the taxpayer has paid nothing for the forfeited Restricted Shares and has received no payment upon their forfeiture, Participant understands that the taxpayer will be unable to recognize any loss on the forfeiture of the Restricted Shares even though the taxpayer incurred a tax liability by making a Section 83(b) Election.

(b) Waiver of Right to Make Section 83(b) Election. Participant acknowledges that he or she has been advised of the effect of filing a Section 83(b) Election. However, Participant further acknowledges that he or she has been advised that, as a condition to acceptance of the Award, the Company requires that Participant waive any right he or she would otherwise have to make a Section 83(b) Election. Participant agrees that he or she will not make a Section 83(b) Election with respect to the Restricted Shares. Participant further agrees that if he or she attempts to make a Section 83(b) election, Participant will immediately forfeit all of the Restricted Shares subject to the Award.

11. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time, with or without cause;

(e) Participant’s participation in the Plan is voluntary;

(f) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g) the Restricted Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or any diminution in value of the Restricted Shares resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) except as otherwise provided by the Committee, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Restricted Shares under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(l) Participant agrees that the Company may require that Restricted Shares be held by a broker designated by the Company. In addition, Participant agrees that Participant’s rights hereunder shall be subject to set-off by the Company for any valid debts Participant owes the Company;

(m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition of the Restricted Shares or sale of the Shares; and

(n) Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12. Tax Withholding.

(a) Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax (including federal, state or local taxes), social insurance, payroll tax or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of the Participant.

(b) Participant further acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Restricted Shares, the subsequent sale of Shares and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(c) Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i) withholding of Shares registered in the Participant’s name and held on the stock transfer books of the Company with a Fair Market Value equal to or below the minimum withholding amount for Tax Items, provided, however, that to avoid withholding any fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company withholds no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. (For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Share is $50, then the Company may withhold up to five (5) Shares.) Shares subject to withholding under this sub-section will be deducted from the total number of Shares available to Participant upon the vesting of the Restricted Shares; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii) selling or arranging for the sale of Shares.

The Company or the Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities.

(d) The Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s grant or vesting of Restricted Shares, the payment of dividends or the sale of Shares that cannot be satisfied by one or more of the means previously described. The Company shall not be required to release the Restricted Shares from the stop-transfer instructions or escrow unless and until Participant complies with his or her obligations in connection with the Tax Items as described in this section.

(e) The Participant shall pay to the Company or the Participant’s employer any amount of Tax Items that the Company or the Participant’s employer may be required to withhold as a result of Participant’s grant or vesting of Restricted Shares, the payment of dividends or the sale of Shares that cannot be satisfied by one or more of the means previously described. The Company shall not be required to release the Restricted Shares from the stop-transfer instructions or its custody unless and until Participant complies with his or her obligations in connection with the Tax Items as described in this section.

13. Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Shares if to do so would violate such requirements.

14. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the

Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, Participant’s employer, and/or the Company.

17. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

19. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

20. Entire Agreement. The Award, including this Appendix A and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.